October 5, 2006	EXHIBIT 10.28
Sealy Corporation
One Office Parkway at Sealy Drive
Trinity, NC 27370
Attention: Michael Q. Murray, Vice President—Legal Counsel
Re: Sale and Purchase Agreement, dated July 11, 2006, by and between Wireless Ronin Technologies, Inc. and Sealy Corporation (the “Agreement”).
Dear Mike,
As we discussed, Section 5.1 of the Agreement currently provides that WRT and Sealy would, within 90 days after July 11th, enter into the various agreements ancillary to the Agreement. As discussed, we would like to extend this time period from 90 days to 240 days. If you agree to this extension, please indicate by signing the copy of this letter enclosed and returning the same to my attention.
Very truly yours,

/s/ Scott W. Koller
Scott W. Koller

Sealy Corporation

By:	/s/ Michael Q. Murray
Name:	Michael Q. Murray
Title:	Vice President, Legal Counsel